Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this registration statement of Scopus Video Networks Ltd. on Form S-8 of our report dated March 16, 2006 relating to the consolidated financial statements of Scopus Video Networks Ltd. and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 which are included in the Scopus Video Networks Ltd.‘s Annual Report on Form 20-F filed on April 17, 2006.

/s/ Brightman Almagor & Co. —————————————— Brightman Almagor & Co. Certified Public Accountants A Member Firm of Deloitte Touche Tohmatsu Tel Aviv, Israel May 11, 2006